Exhibit 23.1

                        INDEPENDENT AUDITORS' CONSENT


      We consent to the incorporation by reference in Registration Statement No. 333-71077 of First Cash Financial Services, Inc. on Form S-3 and Registration Statement No. 333-73391 on Form S-8 of our report dated February 6, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for income recognition on pawn loans in 2000), appearing in this Annual Report on Form 10-K of First Cash Financial Services, Inc. for the year ended December 31, 2000.



  DELOITTE & TOUCHE LLP
  Fort Worth, Texas
  March 30, 2001